Exhibit 3.31

STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION
First:     The name of the limited liability company is:
Royal Purple, LLC
Second: The address of its registered office in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
[Signature page follows]

In Witness Whereof, the undersigned has executed this Certificate of Formation this 1st day of July, 2012.

By:     /s/ Fred Kneipp
Name:    Fred Kneipp
Authorized Person